Issuer Free Writing Prospectus

Relating to Registration Statement No. 333-163488

Filed Pursuant to Rule 433

December 17, 2009

[Explanatory Note: This Issuer Free Writing Prospectus is being filed solely to correct a clerical error in the expected average life of the bonds as stated in the table in the previously filed versions of this Issuer Free Writing Prospectus.]

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS:

PE Environmental Funding LLC (the “Issuer”) has filed a Registration Statement on Form S-1, as amended (the “Registration Statement”) (File No. 333-163488), with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the Registration Statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling 201-761-7610.

PE ENVIRONMENTAL FUNDING LLC

PRICING TERM SHEET

$21,510,000

Senior Secured ROC Bonds, Environmental Control Series B

Principal Amount Offered ($MM)	Expected Average Life (years)	Final Maturity Date	No. of Sinking Fund Payments	Treasury Spread	Yield	Coupon	Price to Public
$21,510,000	19.02	January 15, 2031	5	0.62%	5.127%	5.127%	100%

Underwriter: Jefferies & Company (lead); The Williams Capital Group, L.P. (co-manager).

Ratings (Moody’s/S&P/Fitch): Aaa/AAA/AAA.*

*A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

Expected Settlement: December 23, 2009, flat. We expect that delivery of the Senior Secured ROC Bonds, Environmental Control Series B (the “Bonds”) will be made to investors on or about December 23, 2009 (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Bonds on the date of pricing or on the next business day will be required, by virtue of the fact that the Bonds initially will settle at T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of pricing or the next business day should consult their advisors.

Timing: Priced.

EXPECTED SINKING FUND SCHEDULE

Payment Date	Principal Payments
1/15/2028	$3,632,823
7/15/2028	$5,095,491
1/15/2029	$4,725,979
7/15/2029	$5,300,049
1/15/2030	$2,755,658

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